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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-132936-14

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY 31, 2008

PRICING SUPPLEMENT NO. U3 TO PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008 TO
PROSPECTUS DATED MARCH 29, 2007

$

Credit Suisse

Callable Yield Notes

due August 31, 2009

Linked to the Performance of Three Equity Indices

Issuer:	Credit Suisse, acting through its Nassau branch (Aa1/AA-)*
CUSIP:	22546ECV4
Maturity Date:	August 31, 2009, subject to postponement if a market disruption event occurs on the valuation date.
Interest:
We will pay interest at a rate of 12.0% per annum on the securities quarterly in arrears. Unless redeemed earlier, interest will be paid on each quarterly interest payment date on November 28, 2008, February 27, 2009, May 29, 2009, and ending on the maturity date or early redemption date, whichever is earlier, subject to the modified following business day convention.
Trade Date:	The day on which the securities are priced for initial sale to the public, which is expected to be August 26, 2008.
Settlement Date:	Expected to be August 29, 2008
Valuation Date:	The valuation date is August 26, 2009, subject to postponement if a market disruption event occurs on this date.
Reference Indices:
The reference indices are: S&P 500® Index (as reported on Bloomberg Financial Network at "SPX <Index>"), Russell 2000® Index (as reported on Bloomberg Financial Network at "RTY <Index>") and Dow Jones EURO STOXX 50® Index (as reported on Bloomberg Financial Network at "SX5E <Index>"). We refer to these indices collectively as the reference indices and to each of them individually as a reference index.
Redemption Amount:
The redemption amount of the securities will depend on the individual performance of each reference index. Subject to early redemption, the redemption amount in cash at maturity depends on whether a knock-in event occurs:

• If a knock-in event occurs, the redemption amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the percentage change, subject to a maximum of zero, from the initial level to the final level of the lowest performing reference index. In this case, the maximum redemption amount will equal the principal amount of your securities, but the redemption amount may be less than the principal amount of your securities and you could lose your entire investment.
• If a knock-in event does not occur, the redemption amount will equal the principal amount of your securities.
Knock-In Event:
A knock-in event occurs if the level of any reference index reaches or falls below its knock-in level at any time on any day, from and excluding the trade date to but excluding the valuation date. The knock-in level for each reference index is expected to be between 65% and 67% of the initial level of such reference index and will be determined on the date on which the securities are priced for initial sale to the public. The initial level of each reference index will equal the closing level of such reference index on the trade date. The final level of each reference index will equal the closing level of such reference index on the valuation date.
Early Redemption:
We may redeem the securities in whole, but not in part, on any interest payment date upon at least five business days notice at 100% of the principal amount of your securities, together with any accrued but unpaid interest.
Listing:	The securities will not be listed on any securities exchange.

    Please refer to "Risk Factors" beginning on page PS-8 for risks related to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to the Company
Per Security	$	$	$
Total	$	$	$

Delivery of the securities in book-entry form only will be made through The Depository Trust Company on or about August 29, 2008.

The securities will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

* A credit rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to the securities does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet their obligations.

Credit Suisse

The date of this pricing supplement is August      , 2008.

 Additional Terms Specific to the Securities

        You should read this pricing supplement together with the prospectus dated March 29, 2007 and the prospectus supplement dated March 24, 2008 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the "Risk Factors" section in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

        You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus dated March 29, 2007:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

  •
  Prospectus supplement dated March 24, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

        Our Central Index Key, or CIK, on the SEC website is 1053092.

        You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        In this pricing supplement, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

 NOTICE TO INVESTORS

Argentina

        The securities are not and will not be authorized by the Argentine Comisión Nacional de Valores for public offering in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

Uruguay

        This is a private offering. The securities have not been, and will not be, registered with the Central Bank of Uruguay for public offer in Uruguay.

Brazil

        Each purchaser of securities will be required to represent and agree that it has not offered or sold, and will not offer or sell, any securities in Brazil, except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations. The securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários—CVM).

Mexico

        The securities have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in the United Mexican States.

Chile

        NEITHER THE ISSUER NOR THE SECURITIES HAVE BEEN REGISTERED WITH THE SUPERINTENDENCIA DE VALORES Y SEGUROS PURSUANT TO LAW NO. 18.045, THE LEY DE MERCADO DE VALORES, AND REGULATIONS THEREUNDER. THIS PRICING SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OF, OR AN INVITATION TO SUBSCRIBE FOR OR PURCHASE, THE SECURITIES IN THE REPUBLIC OF CHILE, OTHER THAN TO INDIVIDUALLY IDENTIFIED BUYERS PURSUANT TO A PRIVATE OFFERING WITHIN THE MEANING OF ARTICLE 4 OF THE LEY DE MERCADO DE VALORES (AN OFFER THAT IS NOT "ADDRESSED TO THE PUBLIC AT LARGE OR TO A CERTAIN SECTOR OR SPECIFIC GROUP OF THE PUBLIC").

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (Directive 2003/71/EC) (each, a Relevant Member State), the securities may not be sold or offered or any offering materials relating thereto distributed, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, to the public (within the meaning of that Directive) in that Relevant Member State, except in circumstances which do not require the publication of a prospectus pursuant to the Prospectus Directive.

i

 SUMMARY

        The following is a summary of the terms and conditions of the securities and factors that you should consider before deciding to invest in the securities. You should read this pricing supplement and the accompanying prospectus supplement and prospectus carefully to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the "Risk Factors" section of this pricing supplement, which sets forth a number of risks related to the securities. All of the information set forth below is qualified in its entirety by the detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If any information in the pricing supplement is inconsistent with the accompanying prospectus supplement or prospectus, you should rely on the information in the pricing supplement. The pricing supplement may also add, update or change information contained in the accompanying prospectus supplement or prospectus. It is important for you to consider the information contained in the accompanying prospectus supplement and prospectus as well as the pricing supplement in making your investment decision.

What are the Callable Yield Notes?

        The Callable Yield Notes, or the securities, are medium-term notes issued by us, the return on which is linked to the performance of the reference indices. The reference indices are: S&P 500® Index (as reported on Bloomberg Financial Network at "SPX <Index>"), the Russell 2000® Index (as reported on Bloomberg Financial Network at "RTY <Index>") and the Dow Jones EURO STOXX 50® Index (as reported on Bloomberg Financial Network at "SX5E <Index>"). You will receive a redemption amount in cash at maturity, subject to early redemption. The redemption amount of the securities will depend on the individual performance of each reference index. Subject to early redemption, the redemption amount in cash at maturity depends on whether a knock-in event occurs:

  •
  If a knock-in event occurs, the redemption amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the percentage change, subject to a maximum of zero, from the initial level to the final level of the lowest performing reference index. In this case, the maximum redemption amount will equal the principal amount of your securities, but the redemption amount may be less than the principal amount of your securities and you could lose your entire investment.

  •
  If a knock-in event does not occur, the redemption amount will equal the principal amount of your securities.

        For a description of how the redemption amount at maturity will be calculated, please refer to "How is the redemption amount calculated?" below and "Description of the Securities—Redemption Amount" on page PS-14.

Are there risks involved in investing in the securities?

        An investment in the securities involves risks. Please see the section entitled "Risk Factors" on page PS-8.

        The securities are not principal-protected. If a knock-in event occurs, a negative return on the lowest performing reference index will reduce your redemption amount at maturity and you could lose your entire investment.

Will I receive interest on the securities?

        We will pay interest at a rate of 12.0% per annum on the securities quarterly in arrears. Unless redeemed earlier, interest will be paid on each quarterly interest payment date on November 28, 2008, February 27, 2009, May 29, 2009 and ending on the maturity date or early redemption date, whichever is earlier, subject to the modified following business day convention.

Does an investment in the securities entitle me to any ownership interests in the reference indices?

        An investment in the securities does not entitle you to any ownership interest in the reference indices.

Will there be an active trading market in the securities?

        The securities will not be listed on any securities exchange. There is no assurance that a liquid trading market will develop for the securities. Credit Suisse Securities (USA) LLC currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time.

        If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

What are the U.S. federal income tax consequences of investing in the securities?

        Please refer to "Certain United States Federal Income Tax Considerations" on page PS-32 for a discussion of certain U.S. federal income tax considerations for making an investment in the securities.

How is the redemption amount calculated?

        The redemption amount of the securities will depend on the individual performance of each reference index. Subject to early redemption, the redemption amount in cash at maturity depends on whether a knock-in event occurs:

  •
  If a knock-in event occurs, the redemption amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the percentage change, subject to a maximum of zero, from the initial level to the final level of the lowest performing reference index. In this case, the maximum redemption amount will equal the principal amount of your securities, but the redemption amount may be less than the principal amount of your securities and you could lose your entire investment.

  •
  If a knock-in event does not occur, the redemption amount will equal the principal amount of your securities.

        In any event, the maximum redemption amount you can receive, if any, is the principal amount of your securities. However, if a knock-in event occurs and the final level of the lowest performing reference index declines from its initial level, you will receives less than the principal amount of your securities and you could lose your entire investment.

        For purposes of calculating the redemption amount:

  •
  the lowest performing reference index is the reference index for which the lowest value is obtained from the following equation:

final level – initial level initial level

  •
  the initial levels for the S&P 500® Index, the Russell 2000® Index and the Dow Jones EURO STOXX 50® Index are          ,          and          , respectively;

  •
  the final level for each reference index will equal the closing level of such reference index on August 26, 2009, the valuation date; and

  •
  the knock-in level for the S&P 500® Index, the Russell 2000® Index and the Dow Jones EURO STOXX 50® Index are          ,          and          , respectively.

        The closing level for each reference index will, on any relevant index business day, be the level of such reference index as determined by the calculation agent at the valuation time, which is the time at which the index sponsor calculates the closing level of such index on such index business day, as calculated and published by the index sponsor, subject to the provisions described under "Description of the Securities—Adjustments to the calculation of the reference indices" on page PS-16.

        The level of the S&P 500® Index at any time on any index business day (other than the closing level) will equal the level displayed on Bloomberg Page "SPX <Index>" at such time (or such other page as may replace that page on that service, or if unavailable on that service, any other service displaying that level).

        The level of the Russell 2000® Index at any time on any index business day (other than the closing level) will equal the level displayed on Bloomberg Page "RTY <Index>" at such time (or such other page as may replace that page on that service, or if unavailable on that service, any other service displaying that level).

        The level of the Dow Jones EURO STOXX 50® Index at any time on any index business day (other than the closing level) will equal the level displayed on Bloomberg Page "SX5E <Index>" at such time (or such other page as may replace that page on that service, or if unavailable on that service, any other service displaying that level).

        Please refer to "Description of the Securities—Redemption Amount" on page PS-14 and "—Market Disruption Events" on page PS-16.

What will I receive if you redeem the securities?

        We may redeem the securities in whole, but not in part, on any interest payment date, which we refer to as the early redemption date, by giving at least five business days notice. If we exercise our right to redeem the securities, you will receive a redemption amount on the early redemption date equal to 100% of the principal amount of your securities, together with any accrued but unpaid interest. It is likely that we will redeem the securities prior to the maturity date if a knock-in event does not occur.

        Please refer to "Risk Factors" on page PS-8.

What are some hypothetical redemption amounts at maturity of the securities?

        The following tables illustrate hypothetical redemption amounts at maturity and total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities) on a $1,000 investment in the securities, based on a number of assumed variables. The tables assume that (i) the securities have not been redeemed prior to maturity; and (ii) the knock-in level for each reference index is 66% of the initial level of such reference index. These examples are provided for illustration purposes only. The actual payment amounts received by investors will depend on several variables, including, but not limited to, (a) whether the levels of the reference indices are less than or equal to their respective knock-in levels on any day from and excluding the trade date to and including the valuation date and (b) the final level of the lowest performing reference index.

TABLE 1: This table represents the hypothetical redemption amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a knock-in event DOES NOT occur on any day from and excluding the trade date to and including the valuation date.

Principal Amount of Securities	Lowest Performing Reference Index Return	Redemption Amount (Knock-In Event does not occur)	Total Interest Payment on the Securities	Total Payment
$1,000	50%	$1,000	$120	$1,120
$1,000	40%	$1,000	$120	$1,120
$1,000	30%	$1,000	$120	$1,120
$1,000	20%	$1,000	$120	$1,120
$1,000	10%	$1,000	$120	$1,120
$1,000	0%	$1,000	$120	$1,120
$1,000	-10%	$1,000	$120	$1,120
$1,000	-20%	$1,000	$120	$1,120
$1,000	-30%	$1,000	$120	$1,120
$1,000	-40%	N/A	N/A	N/A
$1,000	-50%	N/A	N/A	N/A

TABLE 2: This table represents the hypothetical redemption amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a knock-in event DOES occur on any day from and excluding the trade date to and including the valuation date.

Principal Amount of Securities	Lowest Performing Reference Index Return	Redemption Amount (Knock-In Event occurs)	Total Interest Payment on the Securities	Total Payment
$1,000	50%	$1,000	$120	$1,120
$1,000	40%	$1,000	$120	$1,120
$1,000	30%	$1,000	$120	$1,120
$1,000	20%	$1,000	$120	$1,120
$1,000	10%	$1,000	$120	$1,120
$1,000	0%	$1,000	$120	$1,120
$1,000	-10%	$900	$120	$1,020
$1,000	-20%	$800	$120	$920
$1,000	-30%	$700	$120	$820
$1,000	-40%	$600	$120	$720
$1,000	-50%	$500	$120	$620

Examples of the hypothetical redemption amounts of the securities

        Because the return on the securities depends upon whether a knock-in event occurs and the amount of the decrease in the lowest performing reference index from its initial level to its final level, we cannot present a complete range of possible redemption amounts at maturity. The four examples below set forth a sampling of hypothetical redemption amounts at maturity based on the following assumptions:

    •
    Principal amount = $1,000 per security

    •
    Initial level for each reference index = 1000

    •
    No exercise of early redemption rights

    •
    The knock-in level for each reference index is 66% of the initial level of such reference index

    •
    At maturity, you will receive the redemption amount plus any accrued and unpaid interest on your securities

        The examples provided herein are for illustration purposes only. The actual payment at maturity, if any, will depend on whether a knock-in event occurs and, if so, the final level of the lowest performing reference index. You should not take these examples as an indication of potential payments. It is not possible to predict whether a knock-in event will occur and, if so, whether and by how much the final level of the lowest performing reference index will decrease in comparison to its initial level.

Example 1:    A knock-in event occurs because the level of one reference index reaches its knock-in level; and the final level of the lowest performing reference index is less than its initial level.

Reference Index	Initial Level	Lowest Index Level from Trade Date to Valuation Date	Final Level on Valuation Date
S&P 500® Index	1000	1000 (100% of initial level)	1100
Russell 2000® Index	1000	900 (90% of initial level)	900
Dow Jones EURO STOXX 50® Index	1000	660 (66% of initial level)	660

Since the level of the Dow Jones EURO STOXX 50® Index reaches its knock-in level (66% of its initial level), a knock-in event occurs. The Dow Jones EURO STOXX 50® Index is also the lowest performing reference index.

Therefore, the percentage change from the initial level to the final level of the lowest performing reference index =

final level of the Dow Jones EURO STOXX 50® Index - initial level of the Dow Jones EURO STOXX 50® Index initial level of the Dow Jones EURO STOXX 50® Index

        ; subject to a maximum of 0.0

      = (660 – 1000)/1000 = – 0.34

The redemption amount = principal amount of your securities X (1 + percentage change from the initial level to the final level of the lowest performing reference index)

      = $1,000 X (1 – 0.34) = $660

Example 2:    A knock-in event occurs because the level of one reference index falls below its knock-in level; the lowest performing reference index never reaches or falls below its knock-in level; and the final level of the lowest performing reference index is less than its initial level.

Reference Index	Initial Level	Lowest Index Level from Trade Date to Valuation Date	Final Level on Valuation Date
S&P 500® Index	1000	1000 (100% of initial level)	1100
Russell 2000® Index	1000	800 (80% of initial level)	800
Dow Jones EURO STOXX 50® Index	1000	500 (50% of initial level)	900

Since the level of the Dow Jones EURO STOXX 50® Index falls below its knock-in level (66% of its initial level), a knock-in event occurs. The Russell 2000® Index is the lowest performing reference index, even though its level never reaches or falls below its knock-in level.

Therefore, the percentage change from the initial level to the final level of the lowest performing reference index =

final level of the Russell 2000® Index - initial level of the Russell 2000® Index	; subject to a maximum of 0.0
initial level of the Russell 2000® Index

      = (800 – 1000)/1000 = –0.2

The redemption amount = principal amount of your securities X (1 + percentage change from the initial level to the final level of the lowest performing reference index)

      = $1,000 X (1 – 0.2) = $800

Example 3:    A knock-in event occurs because the levels of two of the reference indices reach or fall below their respective knock-in levels; and the final level of the lowest performing reference index is greater than its initial level.

Reference Index	Initial Level	Lowest Index Level from Trade Date to Valuation Date	Final Level on Valuation Date
S&P 500® Index	1000	660 (66% of initial level)	1100
Russell 2000® Index	1000	1000 (100% of initial level)	1150
Dow Jones EURO STOXX 50® Index	1000	500 (50% of initial level)	1200

Since the levels of the S&P 500® Index and the Dow Jones EURO STOXX 50® Index reach or fall below their respective knock-in levels (66% of their respective initial levels), a knock-in event occurs. The S&P 500® Index is the lowest performing reference index.

Therefore, the percentage change from the initial level to the final level of the lowest performing reference index =

final level of the S&P 500® Index - initial level of the S&P 500® Index	; subject to a maximum of 0.0
initial level of the S&P 500® Index

      = (1100 – 1000)/1000 = 0.1, BUT 0.1 is greater than the maximum of 0.0, so the percentage change from the initial level to the final level of the lowest performing reference index is 0.0.

The redemption amount = principal amount of your securities X (1 + percentage change from the initial level to the final level of the lowest performing reference index)

      = $1,000 X (1 – 0.0) = $1,000

Example 4: A knock-in event does not occur.

Reference Index	Initial Level	Lowest Index Level from Trade Date to Valuation Date	Final Level on Valuation Date
S&P 500® Index	1000	900 (90% of initial level)	1100
Russell 2000® Index	1000	800 (80% of initial level)	1100
Dow Jones EURO STOXX 50® Index	1000	661 (66.1% of initial level)	1200

Since the level of each reference index did not reach or fall below its knock-in level, a knock-in event does not occur.

Therefore, the redemption amount equals $1,000.

Who publishes the reference indices and what do they measure?

        The S&P 500® Index is calculated and maintained by Standard & Poor's Corporation, which we refer to as S&P, a division of the McGraw-Hill Companies, Inc. The S&P 500® Index is a capitalization-weighted index, meaning that each underlying stock's weight in the index is based on its total market capitalization. The S&P 500® Index is designed to measure performance of the broad U.S. domestic economy through changes in the aggregate market value of 500 stocks representing all major U.S. industries.

        The Russell 2000® Index is calculated, maintained and published by Russell Investment Group, which we refer to as Russell. The Russell 2000® Index is a subset of the Russell 3000® Index, which measures the performance of the largest 3000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index and includes approximately 2000 of its smallest securities.

        The Dow Jones EURO STOXX 50® Index is calculated and maintained by STOXX Limited, which we refer to as STOXX, a joint venture between Deutsche Boerse AG, Dow Jones & Company, and SWX Group. The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Index that represent the largest companies across all market sectors as defined by the Industry Classification Benchmark.

        Please refer to "The Reference Indices" on page PS-19.

How have the reference indices performed historically?

        The historical values of each of the reference indices are provided in the section titled "The Reference Indices—Historical performance of the reference indices" on page PS-30. Past performance is not necessarily indicative of how the reference indices will perform in the future.

 RISK FACTORS

        A purchase of the securities involves risks. This section describes significant risks relating to the securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus supplement and prospectus, before investing in the securities.

The securities are not principal-protected

        An investment in the securities is not principal-protected and you may receive less at maturity than you originally invested in the securities, or you may receive nothing. If the level of any reference index reaches or falls below its knock-in level at any time on any day from and excluding the trade date to and including the valuation date, and the level of the lowest performing reference index on the valuation date is less than its initial level, you will bear the full effect of the depreciation in the lowest performing reference index. In this case, the redemption amount may be less than the principal amount of the securities and you could lose your entire investment.

The securities will not pay more than the principal amount at maturity or upon early redemption

        The amount paid at maturity or upon early redemption will never exceed the principal amount of your securities. If the final level of each reference index is greater than its respective initial level (regardless of whether a knock-in event has occurred), you will not receive the appreciation of any of the reference indices. The maximum redemption amount is the principal amount of your securities.

Your return will be negative even if the level of only one reference index reaches or falls below its knock-in level and the final level of only one reference index is below its initial level

        Your return will be negative even if the level of only one reference index reaches or falls below its knock-in level and the final level of only one reference index is below its initial level. Even if the level of only one reference index reaches or falls below its knock-in level, a knock-in event will have occurred. If a knock-in event occurs and the final level of only one reference index is less than its initial level, your return will be negative and you will receive less than the principal amount of your securities at maturity.

If a knock-in event occurs, your return will be based on the performance of the lowest performing reference index

        If a knock-in event occurs, your return will be based on the performance of the lowest performing reference index. This will be true even if the level of the lowest performing reference index never reached or fell below its knock-in level at any time on any day from and excluding the trade date to and including the valuation date.

You are exposed to the risk of fluctuations in the levels of the reference indices to the same degree for each reference index

        The securities are linked to the individual performance of each reference index and are not linked to a basket comprised of the reference indices. Because the securities are not linked to a basket, in which the risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risk of fluctuations in the levels of the reference indices to the same degree for each reference index.

We may redeem the securities at our option, which limits your ability to accrue interest over the full term of the securities

        We may redeem all of the securities on any interest payment date on or after November 29, 2008. If we redeem the securities, you will receive only the principal amount of your securities and any accrued but unpaid interest to the early redemption date. In this case, you will lose the opportunity to continue to accrue and be paid interest to the scheduled maturity date.

        It is more likely that we will redeem the securities prior to the maturity date if a knock-in event does not occur. If we redeem the securities prior to the maturity date, you may be unable to invest in other securities with similar level of risk that yield as much interest as the securities.

An investment in the securities is not the same as an investment in the stocks underlying the reference indices

        The payment of dividends on the stocks underlying the reference indices has no effect on the calculation of the level of any reference index. Therefore, if a knock-in event occurs, the return on your investment based on the percentage change from the initial level to the final level of the lowest performing reference index is not the same as the total return based on the purchase of the underlying stocks of the lowest performing reference index. As an investor in the securities, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks underlying the reference indices.

The formula for determining the redemption amount does not take into account changes in the level of the lowest performing reference index prior to the valuation date

        Changes in the level of the lowest performing reference index before the date on which the final level of such reference index is calculated will not be reflected in the calculation of the redemption amount payable at maturity, other than to determine whether the level of such reference index has reached or fallen below its knock-in level. The calculation agent will calculate the redemption amount by comparing only the initial level and final level of such reference index. As a result, you may lose part of your investment even if such reference index has risen at certain times before falling to a level below the initial level on the valuation date.

There may be little or no secondary market for the securities

        The securities will not be listed on any securities exchange. We cannot assure you that a secondary market for the securities will develop. Credit Suisse Securities (USA) LLC currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time. If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

You have no recourse to the index sponsors or to the issuers of the stocks comprising the reference indices

        You will have no rights against S&P, RUSSELL and STOXX, which we refer to as the index sponsors or sponsors, or, to the issuers of the stocks comprising the reference indices. The securities are not sponsored, endorsed, sold or promoted by any index sponsor or any such issuer. No index sponsor or any such issuer has passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. No index sponsor or any such issuer makes any representation or warranty, express or implied, to you or any member of the public regarding the advisability of investing in securities generally or the securities in particular, or the ability of the reference indices to track general stock performance. The index sponsors' only relationship to us is in the licensing of trademarks or service marks and certain trade names and the use of the reference indices, which are determined, composed and calculated by the index sponsors without regard to us or the securities. The index sponsors have no obligation to take our needs or your needs into consideration in determining, composing or calculating the reference indices. No index sponsor or any issuer of a stock comprising one of the reference indices is responsible for, and none of them has participated in the determination of, the timing, prices or quantities of the securities to be issued or in the determination or calculation of the equation by which the redemption amount of the securities is to be determined. No index sponsor or any such issuer has any liability in connection with the administration, marketing or trading of the securities.

The United States federal income tax consequences of the securities are uncertain

        No ruling is being requested from the Internal Revenue Service, or the IRS, with respect to the securities and we cannot assure you that the IRS or any court will agree with the tax treatment described under "Certain United States Federal Income Tax Considerations" on page PS-32.

The market value of the securities may be influenced by many factors that are unpredictable

        Many factors, most of which are beyond our control, will influence the value of the securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the securities in the secondary market, including:

  •
  the current level of the reference indices;

  •
  interest and yield rates in the market;

  •
  the volatility of any of the reference indices;

  •
  the early redemption feature;

  •
  economic, financial, political and regulatory or judicial events that affect the stocks underlying the reference indices or stock markets generally and which may affect the level of any of the reference indices;

  •
  the time remaining to the maturity of the securities;

  •
  the dividend rate on the stocks underlying the reference indices; and

  •
  Credit Suisse's creditworthiness.

        Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Our hedging activity may affect the value of the stocks comprising the reference indices and therefore the market value of the securities

        We expect to hedge our obligations under the securities through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks comprising the reference indices or in other instruments, such as options, swaps or futures, based upon the stocks comprising the reference indices. This hedging activity could affect the value of the stocks comprising the reference indices and therefore the market value of the securities. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Credit Suisse Securities (USA) LLC is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Credit Suisse Securities (USA) LLC, as a result of dealer discounts, mark-ups or other transaction costs. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the securities declines.

Historical performance of the reference indices is not indicative of future performance

        The future performance of the reference indices cannot be predicted based on their historical performance. We cannot guarantee that the level of any reference index will not decrease to or below its knock-in level or that you will not receive at maturity an amount substantially less than the principal amount of your securities.

Adjustments to the reference indices could adversely affect the securities

        The index sponsors are responsible for calculating and maintaining the reference indices. Any index sponsor can make methodological changes that could change the value of its reference index at any time. Any index sponsor may discontinue or suspend calculation or dissemination of its reference index. If one or more of these events occurs, the calculation of the redemption amount at maturity will be adjusted to reflect such event or events. Please refer to "Description of the Securities—Adjustments to the calculation of the reference indices" on page PS-16. Consequently, any of these actions could adversely affect the redemption amount at maturity and/or the market value of the securities.

Investing in a security linked to stocks in a foreign market bears potential risks

        An investment in the securities involves considerations that may not be associated with a security linked to indices based on the stocks of U.S. issuers. These considerations relate to foreign market factors generally and may include, for example, different accounting requirements and regulations, different securities trading rules and conventions and different and, in some cases, more adverse, economic environments.

There may be potential conflicts of interest

        We, Credit Suisse Securities (USA) LLC and/or any other affiliate may from time to time buy or sell futures contracts related to the stocks underlying the reference indices or derivative instruments related to the reference indices for our or their own accounts in connection with our or their normal business practices. Although we do not expect them to, these transactions could affect the price of such stocks or the value of the reference indices, and thus affect the market value of the securities.

        In addition, because Credit Suisse International, which is initially acting as the calculation agent for the securities, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

        Finally, we and our affiliates may, now or in the future, engage in business with the issuers of the stocks underlying the reference indices, including providing advisory services. These services could include investment banking and mergers and acquisitions advisory services. These activities could present a conflict of interest between us or our affiliates and you. We or our affiliates may have also published and may in the future publish research reports regarding some or all of the issuers of the stocks comprising the reference indices. This research is modified periodically without notice and may express opinions or provide recommendations that may affect the market price of the stocks comprising the reference indices and/or the level of the reference indices and, consequently, the market price and the redemption amount payable at maturity of the securities.

        The original issue price of the securities includes commissions paid to Credit Suisse Securities (USA) LLC and certain costs of hedging our obligations under the securities. The affiliates through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than initially projected.

A market disruption event may postpone the calculation of the closing level of a reference index on the valuation date or the maturity date

        If the calculation agent determines that a market disruption event (as defined below) exists on the valuation date in respect of a reference index, then the valuation date for such reference index will be postponed to the first succeeding index business day on which the calculation agent determines that no market disruption event exists, unless the calculation agent determines that a market disruption event in respect of such reference index exists on each of the five index business days immediately following the valuation date. In that case, (a) the fifth succeeding index business day after the scheduled valuation date will be deemed to be the valuation date for such reference index, notwithstanding the existence of a market disruption event in respect to such reference index, and (b) the calculation agent will determine the closing level of such reference index for the valuation date on that deemed valuation date. The valuation date for each reference index not affected by a market disruption event will be the scheduled valuation date.

        In the event that a market disruption event exists in respect of a reference index on the valuation date, the maturity date of the securities will be postponed to the fifth business day following the day on which the closing level for each of the reference indices for the valuation date has been calculated. Consequently, the existence of a market disruption event could result in a postponement of the maturity date, but no interest or other payment will be payable because of such postponement. Please refer to "Description of the Securities—Maturity date" on page PS-14 and "—Market disruption events" on page PS-16.

Holdings of the securities by our affiliates and future sales may affect the price of the securities

        Certain of our affiliates may purchase some of the securities for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 15% of the securities offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the securities held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the securities may fall. The negative effect of such sales on the prices of the securities could be more pronounced if secondary trading in the securities is limited or illiquid.

 CREDIT SUISSE

        Credit Suisse, a corporation established under the laws of, and licensed as a bank in, Switzerland, is a wholly-owned subsidiary of Credit Suisse Group. Credit Suisse's registered head office is in Zurich, and it has additional executive offices and principal branches located in London, New York, Hong Kong, Singapore and Tokyo. Credit Suisse's registered head office is located at Paradeplatz 8, CH-8070 Zurich, Switzerland, and its telephone number is 41-44-333-1111.

        Credit Suisse may act through any of its branches in connection with the securities as described in this pricing supplement and the accompanying prospectus supplement and prospectus.

        Credit Suisse, Nassau branch, was established in Nassau, Bahamas in 1971 and is, among other things, a vehicle for various funding activities of Credit Suisse. The Nassau branch exists as part of Credit Suisse and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. The Nassau branch is located at Shirley & Charlotte Streets, Bahamas Financial Centre, 4th Floor, P.O. Box N-4928, Nassau, Bahamas, and its telephone number is 242-356-8125.

        For further information about our company, we refer you to the accompanying prospectus supplement and prospectus and the documents referred to under "Incorporation by Reference" on page S-11 of the prospectus supplement and "Where You Can Find More Information" on page 3 of the accompanying prospectus.

USE OF PROCEEDS AND HEDGING

        The net proceeds from this offering will be approximately $                . We intend to use the net proceeds for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the securities.

        One or more of our affiliates before and following the issuance of any securities may acquire or dispose of the stocks comprising the reference indices or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, the reference indices or the stocks comprising the reference indices to hedge our obligations under the securities. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the levels of the reference indices. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the level of the reference indices, there can be no assurance that the level of the reference indices will not be affected.

        From time to time after issuance and prior to the maturity of any securities, depending on market conditions (including the level of the reference indices), in connection with hedging certain of the risks associated with the securities, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the reference indices, or the stocks comprising the reference indices. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a hedge position in the reference indices or the stocks comprising the reference indices, we or one or more of our affiliates may liquidate a portion of those holdings at or about the time of the maturity of any securities. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates' hedging activities will not be limited to any particular securities exchange or market.

        The original issue price of the securities will include the commissions paid to Credit Suisse Securities (USA) LLC with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.

 DESCRIPTION OF THE SECURITIES

General

        The securities are medium-term notes as described in the accompanying prospectus supplement.

Interest

        The securities will accrue interest at a rate of 12.0% per annum of the principal amount from and excluding their issue date to and including the maturity date or early redemption date, whichever is earlier, subject to the modified following business day convention. Unless the securities have been previously redeemed by us, the interest payments will be made quarterly in arrears on each quarterly interest payment date on November 28, 2008, February 27, 2009, May 29, 2009 and ending on the maturity date or early redemption date, as applicable. If any such interest payment date is not a business day, interest will be payable subject to the modified following business day convention, which means that payment will be made on the first following business day, unless that business day falls in the next calendar month, in which case the payment will be made on the first preceding business day.

Redemption at the Option of the Issuer; Redemption at the Option of the Security Holder; Defeasance

        We may redeem the securities in whole, but not in part, on any interest payment date, which we refer to as the early redemption date, by giving at least five business days notice. If we exercise our right to redeem the securities, you will receive a redemption amount on the early redemption date equal to 100% of the principal amount of your securities, together with any accrued but unpaid interest.

        The securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities—Defeasance."

Maturity date

        The maturity date for the securities is August 31, 2009; however, if a market disruption event exists on the valuation date, as determined by the calculation agent, the maturity date will be determined as discussed below under "—Market disruption events." No interest or other payment will be payable because of any postponement of the maturity date.

Redemption at maturity

        Unless previously redeemed, or purchased by us and cancelled, each security will be redeemed on the maturity date at the redemption amount described below.

Redemption amount

        The redemption amount of the securities will depend on the individual performance of each reference index. Subject to early redemption, the redemption amount in cash at maturity depends on whether a knock-in event occurs:

  •
  If a knock-in event occurs, the redemption amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the percentage change, subject to a maximum of zero, from the initial level to the final level of the lowest performing reference index. In this case, the maximum redemption amount will equal the principal amount of your securities, but the redemption amount may be less than the principal amount of your securities and you could lose your entire investment.

  •
  If a knock-in event does not occur, the redemption amount will equal the principal amount of your securities.

        In any event, the maximum redemption amount you can receive, if any, is the principal amount of your securities. However, if a knock-in event occurs and the final level of the lowest performing reference index declines from its initial level, you will receive less than the principal amount of your securities and you could lose your entire investment.

        The lowest performing reference index is the reference index for which the lowest value is obtained from the following equation:

final level – initial level initial level

        The initial levels for the S&P 500® Index, the Russell 2000® Index and the Dow Jones EURO STOXX 50® Index are        ,         and        , respectively;

        The final level for each reference index will equal the closing level of such reference index on August 26, 2009, the valuation date; and

        The knock-in level for the S&P 500® Index, the Russell 2000® Index and the Dow Jones EURO STOXX 50® Index are        ,         and        , respectively.

        The closing level for each reference index will, on any relevant index business day, be the level of such reference index as determined by the calculation agent at the valuation time, which is the time at which the index sponsor calculates the closing level of such index on such index business day, as calculated and published by the index sponsor, subject to the provisions described under "Description of the Securities—Adjustments to the calculation of the reference indices" on page PS-16.

        The level of the S&P 500® Index at any time on any index business day (other than the closing level) will equal the level displayed on Bloomberg Page "SPX <Index>" at such time (or such other page as may replace that page on that service, or if unavailable on that service, any other service displaying that level).

        The level of the Russell 2000® Index at any time on any index business day (other than the closing level) will equal the level displayed on Bloomberg Page "RTY <Index>" at such time (or such other page as may replace that page on that service, or if unavailable on that service, any other service displaying that level).

        The level of the Dow Jones EURO STOXX 50® Index at any time on any index business day (other than the closing level) will equal the level displayed on Bloomberg Page "SX5E <Index>" at such time (or such other page as may replace that page on that service, or if unavailable on that service, any other service displaying that level).

        A business day is any day, other than a Saturday, Sunday or a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.

        An index business day is any day that is (or, but for the occurrence of a market disruption event, would have been) a day on which trading is generally conducted on the applicable exchanges and related exchanges (each as defined below), other than a day on which one or more of the applicable exchanges or related exchanges is scheduled to close prior to its regular weekday closing time. Exchange means the principal exchange on which any stock comprising a reference index is traded. Related exchange means any exchange on which futures or options contracts relating to a reference index are traded.

Market disruption events

        A market disruption event is, in respect of any reference index, the occurrence or existence on any index business day for such reference index during the one-half hour period that ends at the relevant valuation time, of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) on:

          (a)   an exchange in securities that comprise 20% or more of the level of such reference index based on a comparison of (1) the portion of the level of such reference index attributable to each stock comprising such reference index in which trading is, in the determination of the calculation agent, materially suspended or materially limited relative to (2) the overall level of such reference index, in the case of (1) or (2) immediately before that suspension or limitation;

          (b)   a related exchange in options contracts on such reference index; or

          (c)   a related exchange in futures contracts on such reference index;

if, in the determination of the calculation agent, such suspension or limitation is material.

        If the calculation agent determines that a market disruption event exists on the valuation date in respect of a reference index, then the valuation date for such reference index will be postponed to the first succeeding index business day on which the calculation agent determines that no market disruption event exists, unless the calculation agent determines that a market disruption event in respect of such reference index exists on each of the five index business days immediately following the valuation date. In that case, (a) the fifth succeeding index business day after the scheduled valuation date will be deemed to be the valuation date for such reference index, notwithstanding the existence of a market disruption event in respect to such reference index, and (b) the calculation agent will determine the closing level of such reference index for the valuation date on that deemed valuation date in accordance with the formula for and method of calculating such reference index last in effect prior to the commencement of the market disruption event using its good faith estimate of the settlement prices that would have prevailed on the applicable exchanges but for the suspension or limitation, as of the relevant valuation time on that deemed valuation date, of each such security comprising such reference index (subject to the provisions described under "—Adjustments to the calculation of the reference indices" below). The valuation date for each reference index not affected by a market disruption event will be the scheduled valuation date.

        In the event that a market disruption event exists in respect of a reference index on the valuation date, the maturity date of the securities will be postponed to the fifth business day following the day on which the closing level for each of the reference indices for the valuation date has been calculated. Consequently, the existence of a market disruption event could result in a postponement of the maturity date, but no interest or other payment will be payable because of such postponement.

Adjustments to the calculation of the reference indices

        If any reference index is not calculated and announced by the index sponsor but is (a) calculated and announced by a successor acceptable to the calculation agent or (b) replaced by a successor index using, in the determination of the calculation agent, the same or a substantially similar formula for and method of calculation as used in the calculation of such reference index, then such reference index will be deemed to be the index so calculated and announced by that successor sponsor or that successor index, as the case may be.

        Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, which will provide notice of the selection of the successor index to the registered holders of the securities in the manner set forth below.

        If (x) on or prior to the valuation date, any index sponsor makes, in the determination of the calculation agent, a material change in the formula for or the method of calculating the relevant reference index or in any other way materially modifies such reference index or (y) on the valuation date, any index sponsor (or a successor sponsor) fails to calculate and announce the relevant reference index and there is no comparable index available, then, subject to the second preceding paragraph, the calculation agent will calculate the redemption amount using, in lieu of a published level for such reference index, the level for such reference index as at the relevant valuation time on the valuation date as determined by the calculation agent in accordance with the formula for and method of calculating such reference index last in effect prior to that change or failure, but using only those stocks that comprised such reference index immediately prior to that change or failure. Notice of adjustment of such reference index will be provided by the trustee in the manner set forth below.

        All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the securities, absent manifest error.

Events of default and acceleration

        In case an event of default (as defined in the accompanying prospectus) with respect to any securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (in accordance with the acceleration provisions set forth in the accompanying prospectus) will be determined by the calculation agent and will equal, for each security, the arithmetic average, as determined by the calculation agent, of the fair market value of the securities as determined by at least three but not more than five broker-dealers (which may include Credit Suisse Securities (USA) LLC or any of our other subsidiaries or affiliates) as will make such fair market value determinations available to the calculation agent.

Purchases

        We may at any time purchase any securities, which may, in our sole discretion, be held, sold or cancelled.

Cancellation

        If we purchase any securities and surrender the securities for cancellation or redeem any securities, the trustee will cancel them.

        For a further description of procedures regarding global securities representing book-entry securities, we refer you to "Description of Debt Securities—Book-Entry System" in the accompanying prospectus and "Description of Notes—Book-Entry, Delivery and Form" in the accompanying prospectus supplement.

Calculation Agent

        The calculation agent is Credit Suisse International, an affiliate of ours. The calculations and determinations of the calculation agent will be final and binding upon all parties (except in the case of manifest error). The calculation agent will have no responsibility for good faith errors or omissions in its calculations and determinations, whether caused by negligence or otherwise. The calculation agent will not act as your agent. Because the calculation agent is an affiliate of ours, potential conflicts of interest may exist between you and the calculation agent. Please refer to "Risk Factors—There may be potential conflicts of interest" in this pricing supplement.

Further Issues

        We may from time to time, without notice to or the consent of the registered holders of the securities, create and issue further securities ranking on an equal basis with the securities being offered hereby in all respects. Such further securities will be consolidated and form a single series with the securities being offered hereby and will have the same terms as to status, redemption or otherwise as the securities being offered hereby.

Notices

        Notices to holders of the securities will be made by first class mail, postage prepaid, to the registered holders.

 THE REFERENCE INDICES

The S&P 500® Index

General

        Unless otherwise stated, all information regarding the S&P 500® Index provided in this pricing supplement is derived from S&P, or other publicly available sources. Such information reflects the policies of S&P as stated in such sources, and such policies are subject to change by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

        As of June 30, 2008, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 73% of the market value of United States equities. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

        As of July 29, 2008, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the number of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (84), Consumer Staples (41), Energy (39), Financials (90), Health Care (52), Industrials (55), Information Technology (71), Materials (28), Telecommunication Services (9) and Utilities (31). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

        The S&P 500® Index does not reflect the payment of dividends on the stocks underlying it and therefore the return on your securities will not be the same as the return you would receive if you were to purchase such underlying stocks and hold them until the maturity date.

Computation of the S&P 500® Index

        On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float adjusted formula, and on September 16, 2005 the S&P 500® Index was fully float adjusted. S&P's criteria for selecting stocks for the S&P 500® Index will not be changed by the shift to float adjustment. However, the adjustment affects each company's weight in the S&P 500® Index (i.e., its market value).

        Under float adjustment, the share counts used in calculating the S&P 500® Index will reflect only those shares that are available to investors and not all of a company's outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

  •
  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

  •
  holdings by government entities, including all levels of government in the United States or foreign countries; and

  •
  holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

        However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as "exchangeable shares," shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

        For each stock, an investable weight factor ("IWF") is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

        The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all 500 S&P 500® component stocks relative to the S&P 500® Index's base period of 1941-43 (the 'base period').

        An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

        The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index ("index maintenance").

        Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

        To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

        The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares outstanding multiplied by 2; Stock price divided by 2	No
Share issuance (i.e., change is greater than or equal to 5%)	Shares outstanding plus newly issued shares	Yes
Share repurchase (i.e., change is greater than or equal to 5%)	Shares outstanding minus repurchased shares	Yes
Special cash dividends	Share price minus special dividend	Yes
Company change	Add new company market value minus old company market value	Yes
Rights offering	Price of parent company minus	Yes
(Price of rights) (Right ratio)
Spinoffs	Price of parent company minus	Yes
(Price of spinoff co.) (Right ratio)

        Stock splits and stock dividends do not affect the index divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the market value of the S&P 500® component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

        Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the market value of the S&P 500® component stock and consequently of altering the aggregate market value of the S&P 500® component stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500® Index (the "Pre-Event Index Value") not be affected by the altered market value (whether increase or decrease) of the affected S&P 500® component stock, a new index divisor ("New Divisor") is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value New Divisor

New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

        A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

License Agreement with S&P

        We or one of our affiliates and S&P are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including these securities. "Standard & Poor's®", "S&P®", "S&P 500®", "Standard & Poor's 500®", and "500®" are trademarks of Standard & Poor's Corporation and have been licensed for use by Credit Suisse.

        The license agreement between S&P and us provides that language substantially the same as the following language must be stated in this pricing supplement:

  The securities are not sponsored, endorsed, sold or promoted by Standard & Poor's Corporation ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® Index to track general stock market performance. S&P's only relationship to the Licensee is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to the Licensee or the securities. S&P has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued, sold, purchased, written or entered into by Licensee or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

  S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FORGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Russell 2000® Index

General

        We have derived all information contained in this pricing supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes to its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Russell Investment Group ("Russell"). The Russell 2000® Index was developed by Russell and is calculated, maintained and published by Russell. We make no representation or warranty as to the accuracy or completeness of such information.

        The Russell 2000® Index is intended to provide a comprehensive and unbiased barometer of the small-cap segment of the U.S. equity universe. The Russell 2000® Index is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small-cap opportunity set. Since September 2004, eligible initial public offerings ("IPOs") have been added to the Russell 2000® Index at the end of each calendar quarter in order to make sure new additions to the investing opportunity set are reflected in the index. The Russell 2000® Index is a subset of the Russell 3000E® Index, which contains the largest 4,000 companies incorporated in the U.S. and its territories and captures approximately 99% of the U.S. equity market and 100% of the investable U.S. market.

        As of June 30, 2008, the largest five sectors represented by the Russell 2000® Index were Financial Services, Consumer Discretionary, Technology, Health Care, and Materials and Processing. Real-time dissemination of the value of the Russell 2000® Index by Reuters began on December 31st 1986.

Computation of the Russell 2000® Index

         Selection of stocks underlying the Russell 2000® Index.    Companies incorporated in the United States are eligible for inclusion in the Russell U.S. Indexes. Additionally, beginning during Reconstitution 2007, companies incorporated in select countries/regions including the Bahamas, Bermuda and the Cayman Islands, are also being reviewed for eligibility if such companies meet at least ONE of the following criteria: 1) the headquarters is in the United States or 2) the headquarters is in the international country/region and the primary exchange for local shares of the company is in the United States.

        Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, trust receipts and American Depository Receipts are excluded. Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also excluded. Over-the-counter, bulletin board and pink sheet securities that are traded on a major U.S. exchange are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on May 31st of each year or during the IPO eligibility periods to be eligible for inclusion in the Russell 2000® Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution, if it is then still trading below $1.00. Companies with only a small portion of their shares available in the marketplace are not eligible. In order to be included in the annual reconstitution, a stock must be listed on May 31 and Russell must have access to documentation on that date supporting the company's eligibility for inclusion. IPOs are considered for inclusion quarterly.

        The primary criteria used to determine the initial list of securities eligible for the Russell 2000® Index is total market capitalization, which is determined by multiplying total outstanding shares by the market price as of May 31 for those securities being considered at annual reconstitution. Only common stock is used to determine market capitalization for a company. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other, each class is considered for inclusion separately. On May 31st of each year, all eligible securities are ranked by their total market capitalization. Since 2004, reconstitution has occurred on the last Friday in June and IPO eligibility has been determined at the end of each calendar quarter.

        Once the market capitalization for each security is determined by use of total shares and price, each security is placed in the appropriate Russell market capitalization-based index. The largest 4,000 securities become members of the Russell 3000E™ Index. The Russell 2000® Index is a subset of this index and generally includes companies #1001 to #3000 (based on descending total market capitalization) of the Russell 3000E™ Index.

         Capitalization Adjustments.    After membership is determined, a security's shares are adjusted to include only those shares available to the public, which is often referred to as "free float." The following types of shares are considered unavailable for purchase and removed from total market capitalization:

  •
  ESOP or LESOP shares that comprise 10% or more of the shares outstanding are adjusted;

  •
  Cross-ownership by another Russell 3000E™ Index or Russell Global® Index member: Shares held by another member of a Russell index is considered cross-ownership, and all shares will be adjusted regardless of percentage held;

  •
  Large corporate and private holdings: Shares held by another listed company (non-member) or by private individuals will be adjusted if they are greater than 10% of shares outstanding. Not included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms;

  •
  Unlisted share classes: Classes of common stock that are not traded on a U.S. exchange are adjusted;

  •
  IPO lock-ups: Shares locked up during an IPO that are not available to the public and will be excluded from the market value at the time the IPO enters the index; and

  •
  Government Holdings:
  •
  Direct government holders: Those holdings listed as "government of" are considered unavailable and will be removed entirely from available shares.

  •
  Indirect government holders: Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%.

  •
  Government pensions: Any holding by a government pension plan is considered institutional holdings and will not be removed from available shares.

         Corporate Actions Affecting the Russell 2000® Index.    Changes to the Russell 2000® Index are made when an action is final. Depending upon the time an action is determined to be final, Russell will either (1) apply the action after the close of the current market day, or (2) apply the action after the close of the following day. The following summarizes the types of Russell 2000® Index maintenance adjustments. A full description of all corporate action driven change to the Russell Indexes can be found on the Russell's website.

  •
  "No Replacement" Rule: Securities that leave the Russell 2000® Index for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over the past year will fluctuate according to corporate activity.

  •
  Rules for Deletions:
  •
  Mergers and Acquisitions: Mergers and Acquisitions (M&A) result in changes to the membership and to the weighting of members within the Russell 2000® Index. M&A activity is applied to the Russell 2000® Index after the action is determined to be final. If both companies involved are included in the Russell 3000E™ Index, the acquired company is deleted and its market capitalization is moved to the acquiring company's stock, according to the merger terms. If only one company is included in the Russell 3000E™ Index, there may be two forms of merger or acquisition: if the acquiring company is a member, the acquiring company's shares will be adjusted at month end, and if the acquiring company is not a member, the acquired company will be deleted if it is a standard acquisition or the acquired company will be deleted and the surviving entity will be placed in the appropriate market capitalization index if it is a reverse merger.

    •
    Reincorporations: Companies that are reincorporated to another country are deleted from the index when the reincorporation is final.

    •
    Delisting: Only companies listed on U.S. exchanges are included. Therefore, when a company is delisted from a U.S. exchange and moved to OTC, the company is removed from the index either at the close of the current day or the following day.

  •
  Rule for Additions:
  •
  Spin-offs—Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off company is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E™ Index at the latest reconstitution.

  •
  Initial Public Offerings—Eligible IPOs are added to the Russell Indexes each quarter.

License Agreement with Russell

        We and Russell have entered into a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the Russell 2000® Index in connection with the securities.

        The license agreement between Russell and us provides that language substantially the same as the following language must be stated in this pricing supplement:

  The Russell 2000® Index is the intellectual property of Russell (the "Sponsor"). The Sponsor reserves all rights including copyright, to the Russell 2000® Index.

  The securities are not sponsored, endorsed, sold or promoted by Frank Russell Company ("Russell"). Russell makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in these securities particularly or the ability of the Russell 3000® Index, Russell 2000® Index, Russell 1000® Index, Russell 2500™ Index, Russell 1000® Value Index, Russell 1000® Growth Index, Russell 2000® Value Index, Russell 2000® Growth Index, Russell Midcap™ Index, and Russell Top 200™ Index (collectively the "Russell Indexes") to track general stock market performance or a segment of the same. Russell's publication of the Russell Indexes in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell Indexes are based. Russell's only relationship to Credit Suisse is the licensing of certain trademarks and trade names of Russell and of the Russell Indexes which are determined, composed and calculated by Russell without regard to Credit Suisse or the securities. Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell Indexes. Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.

  RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL INDEXES OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE RUSSELL INDEXES. INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL INDEXES OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE

  OR USE WITH RESPECT TO THE RUSSELL INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Dow Jones EURO STOXX 50® Index

General

        Unless otherwise stated, all information regarding the Dow Jones EURO STOXX 50® Index provided in this pricing supplement is derived from STOXX, a joint venture between Deutsche Boerse AG, Dow Jones & Company and SWX Group, or other publicly available sources. Such information reflects the policies of STOXX as stated in such sources, and such policies are subject to change by STOXX. We do not assume any responsibility for the accuracy or completeness of such information. STOXX is under no obligation to continue to publish the Dow Jones EURO STOXX 50® Index and may discontinue publication of the Dow Jones EURO STOXX 50® Index at any time.

        The Dow Jones EURO STOXX 50® Index was created by STOXX. Publication of the Dow Jones EURO STOXX 50® Index began on February 28, 1998, based on an initial Index value of 1,000 at December 31, 1991. The Dow Jones EURO STOXX 50® Index is published in The Wall Street Journal and disseminated on the STOXX website.

        The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Industry Classification Benchmark.

        The country and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50® Index as of July 29, 2008 are set forth below:

Country Weightings		Industrial Sector Weightings
France	%	Banks	%
Germany	%	Utilities	%
Spain	%	Industrial Goods & Services	%
Italy	%	Insurance	%
The Netherlands	%	Telecommunications	%
Finland	%	Oil & Gas	%
Luxembourg	%	Technology	%
		Automobiles & Parts	%
		Chemicals	%
		Construction & Materials	%
		Food & Beverages	%
		Personal & Household Goods	%
		Health Care	%
		Media	%
		Retail	%
		Financial Services	%
		Basic Resources	%

        The composition of the Dow Jones EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones

EURO STOXX 50® Index are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX® Index.

        The free float factors for each component stock used to calculate the Dow Jones EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

        The Dow Jones EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Calculation of the Dow Jones EURO STOXX 50® Index

        The Index is calculated with the "Laspeyres formula," which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones EURO STOXX 50® Index value can be expressed as follows:

Index	=	free float market capitalization of the Index adjusted base date market capitalization of the Index	x	1,000

        The "free float market capitalization of the Index" is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones EURO STOXX 50® Index is being calculated.

        The Dow Jones EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of the Dow Jones EURO STOXX 50® Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive "B" number of shares for every "A" share held (share applicable).

  (1)
  Split and reverse split:

    Adjusted price = closing price * A / B
    New number of shares = old number of shares * B / A
    Divisor: no change

  (2)
  Rights offering:

    Adjusted price = (closing price * A + subscription price * B) / (A + B)
    New number of shares = old number of shares * (A + B) / A
    Divisor: increases

  (3)
  Stock dividend:

    Adjusted price = closing price * A / (A + B)
    New number of shares = old number of shares * (A + B) / A
    Divisor: no change

  (4)
  Stock dividend of another company:

    Adjusted price = (closing price * A – price of other company * B) / A
    Divisor: decreases

  (5)
  Return of capital and share consideration:

    Adjusted price = (closing price – dividend announced by company * (1–withholding tax)) * A / B
    New number of shares = old number of shares * B / A
    Divisor: decreases

  (6)
  Repurchase shares/self tender:

    Adjusted price = ((price before tender * old number of shares) –
    (tender price * number of tendered shares)) /
    (old number of shares – number of tendered shares)
    New number of shares = old number of shares – number of tendered shares
    Divisor: decreases

  (7)
  Spin-off:

    Adjusted price = (closing price * A – price of spun-off shares * B) / A
    Divisor: decreases

  (8)
  Combination stock distribution (dividend or split) and rights offering:

    For this corporate action, the following additional assumptions apply:

      •
      Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

      •
      If A is not equal to one share, all the following "new number of shares" formulae need to be divided by A:
      •
      If rights are applicable after stock distribution (one action applicable to other):

            Adjusted price = (closing price * A + subscription price * C *
            (1 + B / A)) / ((A + B) * (1 + C / A))
            New number of shares = old number of shares * ((A + B) * (1 + C / A)) / A
            Divisor: increases

        •
        If stock distribution is applicable after rights (one action applicable to other):

            Adjusted price = (closing price * A + subscription price * C) / ((A + C * (1 + B / A))
            New number of shares = old number of shares * ((A + C) * (1 + B / A))
            Divisor: increases

        •
        Stock distribution and rights (neither action is applicable to the other):

            Adjusted price = (closing price * A + subscription price * C) / (A + B + C)
            New number of shares = old number of shares * (A + B + C) / A
            Divisor: increases

        Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Dow Jones EURO STOXX 50® Index or any successor index. STOXX does not guarantee the accuracy or completeness of the Dow Jones EURO STOXX 50® Index or any data included in the Dow Jones EURO STOXX 50® Index. STOXX assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Dow Jones EURO STOXX 50® Index. STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Dow Jones EURO STOXX 50® Index or the manner in which the Dow Jones EURO STOXX 50® Index is applied in determining the amount payable on the securities.

License Agreement with STOXX

        We and STOXX are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by STOXX in connection with certain securities, including these securities.

        The license agreement between STOXX and us provides that language substantially the same as the following language must be stated in this pricing supplement:

  The Dow Jones EURO STOXX 50® Index is proprietary and copyrighted material. The Dow Jones EURO STOXX 50® Index and the related trademarks have been licensed for certain purposes to us and our affiliates, as licensees.

  The securities are not sponsored, endorsed, sold or promoted by STOXX LIMITED ("STOXX") or DOW JONES & COMPANY, INC. ("DOW JONES"). Neither STOXX nor DOW JONES makes any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. The only relationship of STOXX to the Licensee is as the licensor of the Dow Jones EURO STOXX 50® Index and of certain trademarks, trade names and service marks of STOXX, and as the sublicensor of the Dow Jones EURO STOXX 50® Index and of certain trademarks, trade names and service marks of DOW JONES. The aforementioned Indexes are determined composed and calculated by STOXX or DOW JONES, as the case may be, without regard to the Licensee or the securities. Neither STOXX nor DOW JONES is responsible for or has participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. Neither STOXX nor DOW JONES has any obligation or liability in connection with the administration, marketing or trading of the securities.

  NEITHER STOXX NOR DOW JONES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN, AND NEITHER SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL EITHER STOXX OR DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX AND THE LICENSEE.

Historical performance of the reference indices

        The following table sets forth the published high and low closing levels of each reference index during each calendar quarter from January 1, 2003 through July 29, 2008. The closing levels of the S&P 500® Index, the Russell 2000® Index, and the Dow Jones EURO STOXX 50® Index on July 29, 2008 were 1263.20, 714.55 and 3324.86 respectively. We obtained the closing levels and other information below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

        You should not take the historical values of the reference indices as an indication of future performance of the reference indices or the securities. The levels of any of the reference indices may decrease so that a knock-in event occurs and at maturity you will receive a redemption amount equal to less than the principal amount of the securities. We cannot give you any assurance that the level of the lowest performing reference index will increase from the trade date to the valuation date. If the level of any reference index reaches or falls below its knock-in level at any time on any day from and excluding the trade date to and including the valuation date, and the level of the lowest performing reference index on the valuation date is less that its initial level, then you will lose money on your investment.

	Low	High		Low	High
S&P 500® Index
2003			2006
First Quarter	800.73	931.66	First Quarter	1254.78	1307.25
Second Quarter	858.48	1011.66	Second Quarter	1223.69	1325.76
Third Quarter	965.46	1039.58	Third Quarter	1234.49	1339.15
Fourth Quarter	1018.22	1111.92	Fourth Quarter	1331.32	1427.09
2004			2007
First Quarter	1091.33	1157.76	First Quarter	1374.12	1459.68
Second Quarter	1084.10	1150.57	Second Quarter	1424.55	1539.18
Third Quarter	1063.23	1129.30	Third Quarter	1406.70	1553.08
Fourth Quarter	1094.81	1213.55	Fourth Quarter	1407.22	1565.15
2005			2008
First Quarter	1163.75	1225.31	First Quarter	1273.37	1447.16
Second Quarter	1137.50	1216.96	Second Quarter	1278.38	1426.63
Third Quarter	1194.44	1245.04	Third Quarter (through
Fourth Quarter	1176.84	1272.74	July 29, 2008)	1236.38	1263.20

	Low	High		Low	High
Russell 2000® Index
2003			2006
First Quarter	345.94	398.45	First Quarter	684.05	765.14
Second Quarter	368.69	458.01	Second Quarter	672.72	781.83
Third Quarter	449.17	520.20	Third Quarter	671.94	734.48
Fourth Quarter	500.32	565.47	Fourth Quarter	718.35	797.73
2004			2007
First Quarter	557.63	601.50	First Quarter	760.06	829.44
Second Quarter	535.34	606.39	Second Quarter	803.22	855.09
Third Quarter	517.10	582.72	Third Quarter	751.54	855.77
Fourth Quarter	564.88	654.57	Fourth Quarter	735.07	845.72
2005			2008
First Quarter	604.53	644.95	First Quarter	643.97	753.55
Second Quarter	575.02	644.19	Second Quarter	686.07	763.27
Third Quarter	643.04	688.51	Third Quarter (through
Fourth Quarter	621.57	690.57	July 29, 2008)	658.26	719.19

	Low	High		Low	High
Dow Jones EURO STOXX 50® Index
2003			2006
First Quarter	1849.64	2529.86	First Quarter	3532.68	3874.61
Second Quarter	2067.23	2527.44	Second Quarter	3408.02	3890.94
Third Quarter	2366.86	2641.55	Third Quarter	3492.11	3899.41
Fourth Quarter	2434.63	2760.66	Fourth Quarter	3880.14	4140.66
2004			2007
First Quarter	2702.05	2959.71	First Quarter	3906.15	4272.32
Second Quarter	2659.85	2905.88	Second Quarter	4189.55	4556.97
Third Quarter	2580.04	2806.62	Third Quarter	4062.33	4557.57
Fourth Quarter	2734.37	2955.11	Fourth Quarter	4195.58	4489.79
2005			2008
First Quarter	2924.01	3114.54	First Quarter	3431.82	4339.23
Second Quarter	2930.10	3190.80	Second Quarter	3340.27	3882.28
Third Quarter	3170.06	3429.42	Third Quarter (through
Fourth Quarter	3241.14	3616.33	July 29, 2008)	3142.73	3387.50

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a general summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the securities. Except as indicated below under "—Tax treatment of Non-U.S. Holders," this discussion applies only to a U.S. Holder (as defined below) of a security that acquires the security pursuant to this offering at the initial offering price. This discussion is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. This discussion is limited to investors that hold the securities as capital assets (generally for investment purposes) for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, such as financial institutions, insurance companies, tax-exempt organizations, partnerships, dealers in securities or currencies, persons deemed to sell the securities under the constructive sale provisions of the Internal Revenue Code of 1986, as amended, and persons that hold the securities as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local or foreign tax laws. Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the securities.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of a security that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership that is created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (B) that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes. A "non-U.S. Holder" means a beneficial owner that is not a U.S. Holder.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns securities, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the securities should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY US FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In general

        There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. Under one approach, each security is treated as consisting of (a) a put option (the "Put Option") that requires the holder to cash settle against the value of the lowest performing reference index for an amount equal to the Deposit (as defined below) if any Underlying Index level declines to a defined floor level and ends up equal to or less than the Initial Level and (b) a deposit with us of cash, in an amount equal to the amount paid for a security (the "Deposit") to secure the holder's potential obligation to cash settle against the value of the lowest performing reference index. We intend to treat the securities consistent with this approach. We and by acceptance of a security, each holder, agree to treat the securities as consisting of a Deposit and a Put Option with respect to the reference indices for all U.S. federal income tax purposes. Except as otherwise provided in "—Alternative characterizations and treatments," the balance of this summary assumes that the securities are so treated.

Tax treatment of U.S. Holders

        In accordance with the agreed-upon tax treatment described above, the portion of each stated interest coupon on the security that should be treated as interest on the Deposit is            % and the remaining            % should be treated as put premium received by the U.S. Holder in respect of the Put Option to us (the "Put Premium").

Interest Payments on the Securities

        We will treat the Deposit as a debt obligation issued by us. Accordingly, we will treat each coupon payment as consisting of interest of            % on the Deposit and the balance of            % as Put Premium paid to you. U.S. Holders should therefore include such interest component of the coupon in income as received or accrued, based on their method of accounting.

Put Premium and Payment of Redemption Amount on the Securities

        A U.S. Holder should not be subject to tax upon receipt of the Put Premium.

        If the final level of the lowest performing index is less than or equal to the initial level, a U.S. holder will receive cash equal to the amount described above under "Description of the Securities—Redemption Amount" and should recognize short-term capital gain or loss equal to the difference between (a) the cash proceeds so received (other than in respect of any accrued but unpaid coupon on the security, which will be taxed as described above) plus the Put Premium, and (b) the U.S. Holder's tax basis in the security (generally equal to the amount of the Deposit).

        If the final level of the lowest performing index is greater than the initial level, a U.S. holder will receive cash equal the principal amount of the security and should recognize short-term capital gain or loss equal to the difference between (a) the cash proceeds so received (other than in respect of any accrued but unpaid coupon on the security, which will be taxed as described above) and (b) the U.S. Holder's tax basis in the security. This difference is expected to equal zero. The Put Option should be deemed to have expired unexercised and the Put Premium received should be treated as short-term capital gain at such time.

Sale or exchange of the securities

        Upon a sale of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Put Option on the basis of their respective fair market values on the date of sale. The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit and the U.S. Holder's adjusted tax basis in the Deposit (which will generally equal the issue price of the security). Except to the extent attributable to accrued but unpaid interest with respect to the Deposit, which will be subject to tax as described above under "—Interest Payments on the Securities," such gain or loss will be short-term capital gain or loss if the U.S. Holder has held the security for not more than one year, and long-term capital gain or loss if the U.S. Holder has held the security for more than one year. A U.S.

Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Put Option plus any previously received Put Premium. If the value of the Deposit exceeds the total sale proceeds received, then the U.S. Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer's assumption of the U.S. Holder's rights and obligations under the Put Option. In such a case, the U.S. Holder should recognize a short-term capital gain or loss in an amount equal to the difference between the total Put Premium previously received and the amount of the payment deemed made by the U.S. Holder to the buyer with respect to the assumption of the Put Option. The amount of the deemed payment will be added to the sale proceeds allocated to the Deposit in determining the gain or loss in respect of the Deposit.

Alternative characterizations and treatments

        Although we intend to treat each security as a Deposit and a Put Option, there are no regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the securities. Accordingly, no assurance can be given that the Internal Revenue Service ("IRS") would accept or that a court would uphold the characterization and treatment described above. The securities could be subject to some other characterization or treatment for U.S. federal income tax purposes which would affect the timing and the character of any income or loss with respect to the securities, potentially adversely. For example, the securities could be treated as "contingent payment debt instruments" ("CPDIs") for U.S. federal income tax purposes. Other characterizations and treatments of the securities are possible. Prospective investors in the securities should consult their tax advisors as to the tax consequences to them of purchasing securities, including any alternative characterizations and treatments.

Tax treatment of Non-U.S. Holders

        Any capital gain realized upon the sale or other disposition of the securities by a non-U.S. Holder, including capital gain resulting from the delivery of cash upon redemption of the securities, generally will not be subject to United States taxation unless: (1) such gain is effectively connected with a U.S. trade or business of such non-U.S. Holder or (2) in the case of a non-U.S. Holder who is an individual, such non-U.S. Holder is present in the United States for 183 days or more during the taxable year of the sale or other disposition.

        Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion relating to U.S. Holders, above.

U.S. federal estate tax treatment of Non-U.S. Holders

        The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

        On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated that they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on whether, (a) the holder of an instrument such as the securities should be required to accrue income during its term (e.g., under a mark-to-market, accrual or other methodology), (b) income and gain on such an instrument should be ordinary or capital, and (c) foreign holders should be subject to withholding tax on any deemed income accrual.

        Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding Notice 2008-2 and its possible impact on them.

Possible Legislation on Prepaid Forwards

        On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") before the House Ways and Means Committee that would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill.

        The Bill, if enacted would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly federal short-term rate determined under Code Section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

        While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the Bill and any future tax legislation that may apply to their securities.

Information reporting and backup withholding

        Distributions made on the securities and proceeds from the sale of securities to or through certain brokers may be subject to a "backup" withholding tax on "reportable payments" unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the securities generally would be refunded by the IRS or allowed as a credit against the holder's U.S. federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim.

        Reports will be made to the IRS and to holders that are not excepted from the reporting requirements.

 BENEFIT PLAN INVESTOR CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, (the "Code"), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include "plan assets" by reason of any such plan's or arrangement's investment therein (we refer to the foregoing collectively as "Plans") and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans ("Non-ERISA Arrangements") are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a "Similar Law").

        In addition to ERISA's general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., "parties in interest" as defined in ERISA or "disqualified persons" as defined in Section 4975 of the Code (we refer to the foregoing collectively as "parties in interest") unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including Credit Suisse Securities (USA) LLC and the calculation agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the securities may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

        In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase securities, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called "service provider exemption"). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

        Except as otherwise provided in the applicable pricing supplement, each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such securities, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding securities on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law because such purchase, holding and subsequent disposition is covered by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the service provider exemption or a similar exemption from a Similar Law prohibition.

        Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the securities. We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

        Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent deposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

 UNDERWRITING

        Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended as the date hereof, which we refer to as the distribution agreement, we have agreed to sell $            principal amount of securities to Credit Suisse Securities (USA) LLC, acting as principal, at the discounts or concessions set forth in this pricing supplement.

        The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

        Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities of other brokers/dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

        We estimate that our out-of-pocket expenses for this offering will be approximately $2,000.

        Each issue of securities will be a new issue of securities with no established trading market. Credit Suisse Securities (USA) LLC intends to make a secondary market in the securities. Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, may use this pricing supplement, together with the accompanying prospectus supplement and prospectus, in connection with the offers and sales of securities related to market-making transactions by and through our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, may act as principal or agent in such transactions. None of our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, has any obligation to make a market in the securities and any broker-dealer subsidiary or affiliate that does make a market in the securities may discontinue any market-making activities at any time without notice, at its sole discretion. No assurance can be given as to the liquidity of the trading market for the securities. The securities will not be listed on a national securities exchange in the United States.

        We reserve the right to withdraw, cancel or modify the offer made hereby without notice.

        Credit Suisse Securities (USA) LLC, the underwriter, is our affiliate. The offering therefore is being conducted in accordance with the applicable provisions of Section 2720 of the NASD, Inc. Conduct Rules.

        We have agreed to indemnify Credit Suisse Securities (USA) LLC against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments that Credit Suisse Securities (USA) LLC may be required to make in that respect. We have also agreed to reimburse Credit Suisse Securities (USA) LLC for expenses.

        In connection with the offering, Credit Suisse Securities (USA) LLC may engage in stabilizing transactions and over-allotment transactions in accordance with Regulation M under the Exchange Act.

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  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

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  Over-allotment involves sales by Credit Suisse Securities (USA) LLC in excess of the principal amount of securities Credit Suisse Securities (USA) LLC is obligated to purchase, which creates a short position. Credit Suisse Securities (USA) LLC will close out any short position by purchasing securities in the open market.

        These stabilizing transactions may have the effect of raising or maintaining the market prices of the securities or preventing or retarding a decline in the market prices of the securities. As a result, the prices of the securities may be higher than the prices that might otherwise exist in the open market.

        Credit Suisse Securities (USA) LLC and its affiliates have engaged and may in the future engage in commercial banking and investment banking and other transactions with us and our affiliates in the ordinary course of business.

        The securities may be offered for sale in those jurisdictions in the United States where it is lawful to make such offers.

        Credit Suisse Securities (USA) LLC has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the securities directly or indirectly, or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that it will not impose any obligations on us.

        No action has been or will be taken by us or Credit Suisse Securities (USA) LLC that would permit a public offering of the securities or possession or distribution of this pricing supplement and the accompanying prospectus supplement and prospectus in any jurisdiction other than the United States.

        Concurrently with the offering of the securities through Credit Suisse Securities (USA) LLC as described in this pricing supplement, we may issue other securities from time to time as described in the accompanying prospectus supplement and prospectus.

Credit Suisse

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Additional Terms Specific to the Securities
TABLE OF CONTENTS
NOTICE TO INVESTORS
SUMMARY
RISK FACTORS
CREDIT SUISSE
USE OF PROCEEDS AND HEDGING
DESCRIPTION OF THE SECURITIES
THE REFERENCE INDICES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
BENEFIT PLAN INVESTOR CONSIDERATIONS
UNDERWRITING